Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use in this Post-Effective Amendment No. 3 to Registration Statement No. 333-219127 on Form N-2 of our report dated November 23, 2018, relating to the financial statements and financial highlights of Blackstone / GSO Floating Rate Enhanced Income Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
January 24, 2019